Exhibit 99.2

Dear Perrigo Colleagues,

Earlier today and as expected, Mylan N.V. commenced its unsolicited exchange offer, known as a tender offer, to acquire the Perrigo Company.

While, you may see this in the news, I wanted to give you some insight into the next steps in our process:

•	Perrigo’s Board of Directors will meet and assess Mylan’s offer.

•	Then, in the coming days, the Board will advise Perrigo shareholders of its recommendation through a formal filing, known as a 14D-9, with the Securities and Exchange Commission (SEC).

•	In the meantime, we have strongly advised our shareholders to take no action in relation to Mylan’s tender offer pending the Board’s review.

Given the disclosure restrictions we operate under as a publicly traded company that is the subject of a tender offer and to the Irish Takeover Rules, we are restricted in what we can say about Mylan’s tender offer until the company has filed its official recommendation statement with the SEC, which will also constitute our response document for Irish Takeover Rules purposes. We will be able to provide more information on Mylan’s offer once the 14D-9 is filed and this “quiet period” is over.

As always, I am grateful for your hard work. Your contributions to Perrigo make us an exceptional company, and it is important that we continue to conduct business as usual, execute on our goals, and deliver on our promise to provide high Quality Affordable Healthcare Products® to consumers and patients worldwide.

If you have any questions or concerns once the quiet period is over, please reach out to your manager or HR representative.

Joe Papa

Chairman & CEO

Additional Information and Where to Find It

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. Perrigo intends to file a solicitation/recommendation statement with respect to the exchange offer with the Securities and Exchange Commission (“SEC”). Security holders are urged to read the solicitation/recommendation statement and other relevant materials if and when they become available because they will contain important information. The solicitation/recommendation statement and other SEC filings made by Perrigo may be obtained (when available) without charge at the SEC’s website at www.sec.gov and at the investor relations section of the Perrigo website at perrigo.investorroom.com. Shareholders may also obtain copies of the information by contacting Mackenzie Partners, Inc. at 212-929-5500 or 800-322-2885 Toll-Free in North America or by email at PRGO@mackenziepartners.com.

Irish Takeover Rules

The directors of Perrigo accept responsibility for the information contained in this announcement. To the best of the knowledge and belief of the directors of Perrigo (who have taken all reasonable care to ensure such is the case), the information contained in this announcement is in accordance with the facts and does not omit anything likely to affect the import of such information.

A person interested in 1% or more of any class of relevant securities of Perrigo or Mylan may have disclosure obligations under Rule 8.3 of the Irish Takeover Panel Act, 1997, Takeover Rules, 2013 (“Irish Takeover Rules”).

No statement in this communication is intended to constitute a profit forecast for any period, nor should any statements be interpreted to mean that earnings or earnings per share will necessarily be greater or lesser than those for the relevant preceding financial periods. No statement in this communication constitutes an asset valuation.